                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 8-K/A


                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934




                                 AUGUST 9, 2001
                                (DATE OF REPORT)




                             AMERIGAS PARTNERS, L.P.
                             AMERIGAS FINANCE CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



            DELAWARE                  1-13692                     23-278918
            DELAWARE               33-92734-01                    23-2800532

(STATE OR OTHER JURISDICTION    (COMMISSION FILE NUMBER)       (I.R.S. EMPLOYER
        OF INCORPORATION)                                    IDENTIFICATION NO.)

                                460 N. GULPH ROAD
                       KING OF PRUSSIA, PENNSYLVANIA 19406
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)



                                 (610) 337-1000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

AmeriGas Partners, L.P.                                              Form 8-K/A
AmeriGas Finance Corp.                                               Page 2
August 8, 2001


      The undersigned registrants amend the following item of their jointly filed Current Report on Form 8-K dated August 8, 2001 to state that, in connection with the acquisition of Columbia Propane described below, Columbia Energy Group will purchase $50 million of AmeriGas Partners, L.P.'s common limited partnership units.


ITEM 9. REGULATION FD DISCLOSURE

      As previously reported, on January 30, 2001, AmeriGas Partners L.P. ("AmeriGas Partners") along with its operating partnership, AmeriGas Propane, L.P., ("AmeriGas Propane"), and their general partner, AmeriGas Propane, Inc., entered into an agreement which was amended and restated on August 7, 2001, to buy the propane distribution businesses of Columbia Energy Group (collectively "Columbia Propane"), for approximately $202 million subject to a working capital adjustment ("the Columbia Purchase Agreement"). These businesses are conducted through Columbia Propane Corporation and its 99% owned subsidiary, Columbia Propane, L.P. Columbia Propane, based in Richmond, Virginia, is currently the seventh largest retail propane marketer in the United States, selling approximately 308 million gallons annually from 186 locations in 29 states. For the twelve months ended March 31, 2001, approximately 79% of propane gallons Columbia Propane sold were to retail customers, while the remaining 21% were to wholesale customers. For that period, residential customers accounted for 38% of total propane gallons sold by Columbia Propane; industrial/commercial customers, 32%; motor fuel customers, 1%; and agricultural customers, 8%. Upon completion of this acquisition, AmeriGas Propane will be the largest propane retail propane distributor in the United States, distributing more than one billion gallons of propane annually to retail customers from approximately 700 locations in 46 states.

   The acquisition of Columbia Propane involves a series of steps, as a result of which:

    - Columbia Propane Corporation will transfer substantially all of its assets to AmeriGas Propane;

    - Columbia Propane Corporation will become a direct wholly owned subsidiary of AmeriGas Propane;

    - Columbia Propane, L.P. will be owned approximately 98% directly by AmeriGas Propane and approximately 1% indirectly through Columbia Propane Corporation;


    - Columbia Energy Group will purchase $50 million of AmeriGas Partners' common limited partnership units;


    - AmeriGas Propane will purchase from Columbia Propane Corporation and become the payee under a $138 million intercompany note of Columbia Propane, L.P. due in July 2009; and

AmeriGas Partners, L.P.                                               Form 8-K/A
AmeriGas Finance Corp.                                                Page 3
August 8, 2001


    - AmeriGas Propane will make a capital contribution to Columbia Propane, L.P. of assets with a net fair market value of approximately $280 million, in exchange for a limited partnership interest in Columbia Propane, L.P. of equal value, based upon the net agreed value assigned to the assets, as confirmed by an independent valuation firm.

   The remaining approximately 1% interest in Columbia Propane, L.P. is owned by an affiliate of Triarc Companies, Inc.("Triarc") as a special limited partner. In connection with the acquisition, AmeriGas Propane is assuming various restrictions relating to Columbia Propane, L.P. and the intercompany note. These restrictions, which effectively continue until July 2009, limit AmeriGas Propane's ability to, among other things:

    - prepay, defease, purchase or otherwise retire the intercompany note unless it is replaced by equivalent debt with no greater amortization;

    - modify the intercompany note so as to eliminate or limit the recourse liability of Triarc;

    - convert Columbia Propane, L.P. into a corporation for federal income tax purposes, including by way of any merger or consolidation;

    - allow any third party to assume, guarantee or indemnify against or otherwise incur any liability relating to the intercompany note; or

    - take or fail to take any action that would reduce the share of the intercompany note allocated to Triarc for federal income tax purposes.

Without becoming obligated to indemnify Triarc for any resulting tax losses, AmeriGas Propane may not:

    - make any material change in the federal income tax positions, methods, principles or elections of Columbia Propane, L.P.;

    - sell or dispose of certain assets of Columbia Propane, L.P. if doing so would result in a gain of more than $5 million per year on a cumulative basis to be allocated to Triarc; or

    - increase the carrying value of certain assets of Columbia Propane, L.P. for income tax purposes.


      The Columbia Propane entities which AmeriGas Propane is acquiring are obligated to indemnify Triarc and its affiliates for tax or other cash losses they may incur as a result of the breach of the foregoing restrictions and any other actions in violation of the purchase agreement under which Columbia Propane Corporation acquired Columbia Propane from Triarc (the "1999 Columbia/Triarc Purchase Agreement," included as Exhibit 10.2 to AmeriGas Partners' Current Report on Form 8-K dated August 8, 2001) that cause Triarc to recognize a taxable gain or result in other losses for Triarc. These include breaches resulting from AmeriGas Propane's acquisition of Columbia Propane and related transactions. Under the

AmeriGas Partners, L.P.                                               Form 8-K/A
AmeriGas Finance Corp.                                                Page 4
August 8, 2001



Columbia Purchase Agreement, AmeriGas Propane has agreed to apportion between AmeriGas Propane and Columbia Propane any losses under the Triarc indemnity due to AmeriGas Propane's acts or omissions or resulting from AmeriGas Propane's acquisition of Columbia Propane and related transactions as follows:

    - If the Triarc indemnity is triggered as a result of AmeriGas Propane's acquisition of Columbia Propane, AmeriGas Propane has agreed with Columbia Propane to be responsible for one-third of the first $3 million of such losses and two-thirds of any additional losses, with the remaining portion being borne by Columbia Energy Group.

    - If the Triarc indemnity is triggered as a result of any acts or omissions by AmeriGas Propane, AmeriGas Propane, Inc., the Columbia Propane entities AmeriGas Propane is acquiring, or any of AmeriGas Propane's affiliates following the acquisition (or any breaches of certain other representations, warranties and covenants), AmeriGas Propane will be responsible for all of the Triarc indemnity.

    - If the Triarc indemnity is triggered as a result of any acts or omissions by Columbia Energy or its affiliates prior to AmeriGas Propane's acquisition of Columbia Propane, Columbia Energy will be responsible for all of the Triarc indemnity.

      In addition, AmeriGas Propane has agreed with Columbia Propane Corporation to take all actions necessary to ensure that Columbia Propane Corporation will have sufficient available funds to satisfy all of its obligations and liabilities to Triarc under the indemnification provisions of the 1999 Columbia/Triarc Purchase Agreement. This obligation will be limited to the amount of payments expressly required to be made by Columbia Propane Corporation under the 1999 Columbia/Triarc Purchase Agreement, and will be subject to the limitations contained in that agreement that are applicable to Columbia Propane Corporation and all set-off rights and other defenses applicable to it.

      Pursuant to the Columbia Purchase Agreement, AmeriGas Propane and Columbia Energy have agreed to indemnify each other for losses and expenses incurred as a result of a breach of the parties' respective representations, warranties and covenants contained in the Columbia Purchase Agreement, subject to various limitations and exceptions.

      For the twelve months ended March 31, 2001, Columbia Propane generated approximately $29 million of earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), without giving effect to allocation of charges by the current parent entity, Columbia Energy Group, on total revenues of $397 million. The six-month period ended March 31, 2001, was a period of rapidly escalating product costs and market volatility, which may have resulted in higher-than-normal unit margins for Columbia Propane during this period. These higher-than-normal unit margins may not be sustainable or indicative of Columbia Propane's future results. After completion of the Columbia Propane acquisition, AmeriGas Propane anticipates being able to achieve annualized operating cost savings and synergies over the next two fiscal years of up to $24 million as AmeriGas Propane integrates Columbia Propane into its existing business. AmeriGas Propane expects to achieve these operating cost savings and synergies from the elimination of

AmeriGas Partners, L.P.                                               Form 8-K/A
AmeriGas Finance Corp.                                                Page 5
August 8, 2001



redundant operations and facilities and productivity improvements. Although AmeriGas Partners believes these forward looking statements are reasonable, AmeriGas Partners cannot give assurance that these operating cost savings, operating synergies and productivity improvements will be achieved. AmeriGas Partners cautions that its actual results are likely to differ from the estimates presented above. The differences may be material, depending on the circumstances, and may arise because the actual facts may differ from its assumptions. For example, AmeriGas Propane may not be able to achieve operating synergies on a timely basis and actual costs associated with the elimination of redundant operations and facilities may exceed its estimates.

      Based upon unaudited financial statements and schedules provided to AmeriGas Partners in connection with the Columbia purchase acquisition, for the quarter ended June 30, 2001, Columbia Propane's retail gallons sold were 36.0 million compared to 35.9 million for the quarter ended June 30, 2000. Total margin for the quarter ended June 30, 2001, was $23.2 million compared to $22.0 million for the quarter ended June 30, 2000. Columbia Propane's EBITDA for the quarter ended June 30, 2001 was $(10.5) million compared to $(9.0) million for the quarter ended June 30, 2000. EBITDA excluding parent company charges was $(8.1) million for the quarter ended June 30, 2001 compared to $(7.4) million for the quarter ended June 30, 2000.

      For the twelve months ended June 30, 2001, Columbia Propane's retail gallons sold were 249.1 million. Total margin for the twelve months ended June 30, 2001 was $150.3 million. For the twelve months ended June 30, 2001, Columbia Propane's EBITDA totaled $12.8 million. EBITDA excluding parent company charges was $28.4 million for the twelve months ended June 30, 2001. As a result of Columbia Propane's acquisition of National Propane Partners, L.P. in July 1999, which substantially increased the propane business of Columbia Propane, Columbia Propane's results for the twelve months ended June 30, 2000 are not comparable.

      The above financial and operating data for Columbia Propane were derived from unaudited financial statements and schedules that Columbia Propane prepared and delivered to AmeriGas Partners in connection with the Columbia Propane acquisition. Columbia Propane has been operated as a subsidiary of Columbia Energy Group and audited consolidated financial statements do not exist. Accordingly, the summary results above may not accurately reflect the revenues and costs associated with Columbia Propane's business and may not be indicative of the results that would have been achieved had Columbia Propane been operated as a stand-alone entity.

AmeriGas Partners, L.P.                                              Form 8-K/A
AmeriGas Finance Corp.                                               Page 6
August 8, 2001


                                   SIGNATURES


      Pursuant to the requirements of Section 13 or 15(d) the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized:


                                          AmeriGas Partners, L.P.
                                          By: AmeriGas Propane, Inc.
                                          its general partner
                                          (REGISTRANT)


                                          By: /s/ Brendan P. Bovaird
                                              --------------------------
                                          Brendan P. Bovaird
                                          Vice President and
                                          General Counsel

                                          AmeriGas Finance Corp.
                                          (REGISTRANT)

                                          By:/s/ Brendan P. Bovaird
                                             ----------------------------
                                          Brendan P. Bovaird
                                          Vice President and
                                          General Counsel

Date:  August 9, 2001